FIRST AMENDMENT OF CUSTODY AGREEMENT


         THIS FIRST AMENDMENT OF CUSTODY AGREEMENT ("Amendment") is made and entered into to be effective as of March 1, 2000 by and between THE PRUDENTIAL SERIES FUND, INC. AND PRUDENTIAL'S GIBRALTAR FUND (collectively the "Fund") and STATE STREET BANK AND TRUST ("State Street").


                                    RECITALS

A. Fund and Investors Fiduciary Trust Company are parties to that certain Custody Agreement dated May 19, 1997 and supplemented as of August 19, 1998 ("Custody Agreement"), pursuant to which Fund appointed Investors Fiduciary Trust Company as custodian of its then-existing Portfolios.

B.       The Custody Agreement was assigned to State Street effective January 1,
         2000.

C. Fund desires to appoint State Street as custodian of additional portfolios, known as the Stock Index Portfolio, Equity Income Portfolio, 20/20 Focus Portfolio, Diversified Conservative Growth Portfolio and Global Portfolio, upon and subject to the terms, conditions and agreements set forth in the Custody Agreement, and State Street is willing to accept such appointment.

                                    AGREEMENT

1. Fund hereby appoints State Street as custodian of the portfolios listed on attached Schedule I and State Street hereby accepts such appointment and agrees that it will act as the custodian of such Portfolios, upon and subject to all the terms, conditions and agreements set forth in the Custody Agreement, incorporated herein by reference.

2. The following provision shall be added to the Custody Agreement: Fund may appoint State Street as its custodian for additional portfolios from time to time by written notice, provided that State Street consents to such addition. Rates or charges for each additional Portfolio shall be as agreed upon by State Street and Fund in writing.

3. Fund and State Street hereby ratify and confirm the Custody Agreement and agree that it remains in full force and effect and is binding upon the parties in accordance with its terms, except as amended hereby. Each party hereby confirms that except as amended herein all of its representations and warranties set forth in the Custody Agreement remain true and correct as of the date of this Amendment.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date and year first above written.

         STATE STREET BANK AND TRUST
         COMPANY                               THE PRUDENTIAL SERIES FUND, INC.

         By:                                   By: /s/ C. CHRISTOPHER SPRAGUE
            ------------------------              ----------------------------

         Name:                                 Name: C. Christopher Sprague
              ----------------------                --------------------------

         Title:                                Title: Assistant Secretary
               ---------------------                 -------------------------


         PRUDENTIAL'S GIBRALTER FUND

         By: /s/ C. CHRISTOPHER SPRAGUE
            ----------------------------

         Name: C. Christopher Sprague
              --------------------------

         Title: Assistant Secretary
               -------------------------